Exhibit 99.4

Board of Directors

Nikko Cordial Corporation

6-5, Nihonbashi Kabuto-cho

Chuo-ku, Tokyo 103-8225

Japan

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated October 2, 2007, to the Board of Directors of Nikko Cordial Corporation (“Nikko”) as Annex D to, and references thereto under the captions “Questions and Answers About the Share Exchange,” “Summary,” “Cautionary Statement Concerning Forward-looking Statements,” “Risk Factors” and “The Share Exchange” in, the Registration Statement on Form S-4 of Citigroup Inc. relating to the proposed share exchange involving Nikko and Citigroup Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the initial filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for any purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Greenhill & Co., LLC

By:	/s/ Ulrika Ekman
Ulrika Ekman
Managing Director and General Counsel

October 9, 2007